                                                                    EXHIBIT 4


                                                  December 3, 1996



Dime Bancorp, Inc.,
   589 Fifth Avenue,
      New York, New York  10017.


          Re:  Agreement and Plan of Merger by
               and between Dime Bancorp, Inc. and
               BFS Bankorp, Inc.
               ----------------------------------

Ladies and Gentlemen:

          The undersigned understand that Dime Bancorp, Inc. ("Dime") is
                                                               ----
considering entering into an Agreement and Plan of Merger, to be dated as of the date hereof (the "Merger Agreement"), with BFS Bankorp, Inc. ("BFS") and
                  ----------------                             ---
providing for the merger of a wholly owned subsidiary of Dime with and into BFS (the "Merger"). In consideration of the substantial expenses and other
      ------
obligations Dime will incur in connection with the transactions contemplated by the Merger Agreement and in order to induce Dime to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agree and undertake as follows:

          1. The undersigned represent and warrant that they collectively are the beneficial owners of not less than 891,297 shares (the "Shares") of
                                                                 ------
     common stock, par value $.01 per share (the "Common Stock"), of BFS.  The
                                                  ------------
     Shares are held of record by the undersigned directly and by Gould BFS, Inc. (of which Fredric H. Gould is the President and sole Director and Gould Investors, L.P. is the sole stockholder).

          2. The undersigned hereby waive, with respect to the Merger Agreement and the Merger, the conditions set forth in the proviso to Section 5(a) of the 1993 Agreement (the "Bidding Conditions"). The undersigned agree that
                              ------------------
     the Merger Agreement is the type of agreement contemplated by Section 5(a) of the 1993 Agreement and agree to comply with Section 5 of the 1993 Agreement with respect to the Merger Agreement and the Merger (in all respects as if the Bidding Conditions were satisfied). For purposes hereof, the "1993 Agreement" shall mean the Agreement, dated as of
                  --------------

Dime Bancorp, Inc.                                                        Page 2


     April 3, 1993, between BFS, Fredric H. Gould, Gould Investors, L.P. and the other persons and entities identified therein, as amended by Amendment No. 1 thereto (a true and complete copy of which has been attached to this letter agreement by the undersigned upon execution hereof).

          3. The undersigned agree not to amend, terminate, or otherwise modify, or take any action that would have the effect of amending, terminating or modifying, the terms of the 1993 Agreement, without the express written consent of Dime. If the 1993 Agreement terminates for any reason before termination of this letter agreement (including as a result of the acquisition by the undersigned of additional shares of Common Stock), the undersigned agree to continue to be bound by Section 5 of the 1993 Agreement (as in effect prior to such termination) for purposes of, and after giving effect to, this letter agreement.

          4. The undersigned agree not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (including as part of a transaction involving the sale of BFS). In the case of any transfer by operation of law, this letter agreement shall be binding upon and inure to the transferee. Any transfer or other disposition in violation of the terms of this paragraph 4 shall be null and void.

          5. The undersigned agree that they shall not, and shall direct and use all reasonable efforts to cause their respective directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries with respect to, or the making or implementation of, any Acquisition Proposal (as defined in the Merger Agreement) or engage in any discussions or negotiations with, or provide any confidential information or data to, any person relating to any such Acquisition Proposal; provided that, if the
                                                       --------
     undersigned are not otherwise in violation of this paragraph 5, the undersigned may furnish or cause to be furnished information and may participate

Dime Bancorp, Inc.                                                        Page 3


     in such discussions or negotiations directly or through its representatives following a determination by the Board of Directors of BFS (other than the undersigned and any of their affiliates who are members of such Board) that it is required to take the actions contemplated by the proviso to Section
     5.2 of the Merger Agreement.

          6. As stockholders of BFS, the undersigned shall cooperate with Dime and BFS in (a) preparing and filing documentation, (b) effecting applications, notices, petitions, filings and other documents and (c) obtaining permits, consents, orders, approvals and authorizations necessary to make effective the Merger and the other transactions contemplated by the Merger Agreement and, except as otherwise permitted under this letter agreement or the Merger Agreement, shall not wilfully take, or cause to be taken, any action that could significantly impair the prospects of completing the Merger in accordance with the Merger Agreement.

          7.  If the Merger Agreement shall terminate in any manner described in
     Section 7.3(a) of the Merger Agreement and prior to or within eighteen months after the date of such termination:

               (1) An Acquisition Transaction (as defined in Section 7.3 of the Merger Agreement) shall be consummated or any of the undersigned shall transfer, sell or otherwise dispose of any shares of Common Stock to any person or group (such terms having the meaning assigned thereto under Section 13(d) of the Securities Exchange Act of 1934) that has, or as a result thereof will have, a reporting obligation under Section 13(d) of the Securities Exchange Act of 1934 with respect to the Common Stock; and

               (2) As a result of, or in connection with, an event or transaction of the type described in the preceding clause, the undersigned (directly or indirectly) received or will receive, in exchange for or otherwise in respect of shares of Common Stock beneficially owned by them, property the fair market value of which per share exceeds the Applicable Consideration (such fair market value being determined in a mutually agreed upon manner),

Dime Bancorp, Inc.                                                        Page 4


     then the undersigned will, jointly and severally, pay to Dime at the time of consummation of such transaction an amount equal to the excess of the fair market value per share of such property over the Applicable Consideration. The amount paid shall be either in cash or in the form of any other property received by the undersigned in such transaction, at the election of Dime; provided, that Dime shall make its election before the
                       --------
     consummation of any such transaction if it has reasonable notice thereof (or, in any other case, shall make its election promptly upon the receipt of notice); and provided, further, that if the undersigned shall receive
                     --------  -------
     property other than cash and Dime shall elect a cash payment, then the amount paid will be net of reasonable and customary expenses actually incurred in the sale of such property (solely in an amount necessary to comply with the terms of this letter agreement) by the undersigned. The "Applicable Consideration" for purposes of this letter agreement shall mean
     -------------------------
     $52.00; provided, that if the event or transaction referred to in paragraph
             --------
     7(1) of this letter agreement occurs after June 1, 1997, the Applicable Consideration shall be increased by an amount equal to the product of $.01 and the number of days elapsed during the period beginning on but excluding June 1, 1997, through and including the date on which such event or transaction occurs.

          8. The undersigned agree to cause those other persons and entities that are parties to the 1993 Agreement (other than BFS), or successors to such parties, to comply with this letter agreement as if they were a party hereto.

          9. Except for paragraphs 7 and 8, which shall survive the termination of this letter agreement for the period specified in paragraph 7, this letter agreement shall terminate at the time of the termination of the Merger Agreement, except that any such termination shall be without prejudice to your rights arising out of any breach of any agreement or representation contained herein.

Dime Bancorp, Inc.                                                        Page 5


          This letter agreement constitutes the complete understanding between the undersigned and Dime concerning the subject matter hereof. THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                                 Very truly yours,


                                 FREDRIC H. GOULD


                                 /s/  Fredric H. Gould
                                 --------------------------



                                 GOULD INVESTORS, L.P.,
                                   a Delaware limited partnership

                                   By: Georgetown Partners, Inc.,
                                       its Managing General Partner


                                       By: /s/  Fredric H. Gould
                                           -------------------------
                                            Name:  Fredric H. Gould
                                            Title:  Chairman


Accepted:

DIME BANCORP, INC.



By: /s/  James M. Large, Jr.
    ------------------------
    Name:  James M. Large, Jr.
    Title:  Chairman and Chief
            Executive Officer